SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549



                                    Schedule 13G/A



                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 4)


                                 NAVARRE CORPORATION

                                    Common Stock

                            (Title of Class of Securities)


                                      639208107

                                   (CUSIP Number)


          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

          CUSIP NO.  639208107                    13G/A

          1    NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Eric H. Paulson

          2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)

                                                  (b)  X

          3    SEC USE ONLY

          4    CITIZENSHIP OR PLACE OF ORGANIZATION

               USA


          NUMBER OF                5    SOLE VOTING POWER
          SHARES                        2,565,532 shares
          BENEFICIALLY
          OWNED BY                 6    SHARED VOTING POWER
          EACH                          50,550
          REPORTING
          PERSON                   7    SOLE DISPOSITIVE POWER
          WITH                          2,514,982

                                   8    SHARED DISPOSITIVE POWER
                                        50,550

          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

               2,514,982

          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*

               X

          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               39.0%

          12   TYPE OF REPORTING PERSON*

               IN

          Item 1.

          (a)  Name of Issuer:

               Navarre Corporation

          (b)  Address of Issuer's Principal Executive Offices:

               7400 - 49th Avenue North
               New Hope, MN  55428

          Item 2.

          (a)  Name of Person Filing:

               Eric H. Paulson

          (b)  Address of Principal Business Office or, if none, Residence:

               7400 - 49th Avenue North
               New Hope, MN  55428

          (c)  Citizenship:

               USA

          (d)  Title of Class of Securities:

               Common Stock

          (e)  CUSIP Number:

               639208107

          Item 3. If this statement is filed pursuant to Rule 13-d-1(b), or 13d-2 (b), check whether the person filing is a:

               (a) Broker or Dealer registered under Section 15 of the Act

               (b)        Bank as defined in Section 3(a)(6) of the Act

               (c) Insurance Co. as defined in Section 3(a)(19) of the Act

               (d) Investment Co. registered under Section 8 of the Investment Company Act

               (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

               (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

               (g)        Parent Holding Co., in accordance with
                          240.13d-1(b)(ii)(H)

                          N/A

          Item 4.         Ownership

               (a)        Amount Beneficially Owned:

                          2,514,982

                          Mr. Paulson owns 2,400,182 shares directly, and 114,800 shares are deemed owned pursuant to options exercisable within 60 days of December 31, 1996.

                          In addition, Mr. Paulson has voting power, but disclaims any beneficial ownership with respect to the 50,550 shares owned by relatives.

               (b)        Percent of Class:

                          39.0%

               (c)

                          Number of shares as to which such person has:

                          (i)    Sole power to vote or to direct the vote:

                                 2,514,982

                          (ii)   Shared power to vote or to direct the vote:

                                 50,550

                          (iii)  Sole power to dispose or to direct
                                 the disposition of:

                                 2,514,982

                          (iv)   Shared power to dispose or to direct
                                 the disposition of:

                                 50,550

          Item 5.         Ownership of Five Percent or Less of a Class

                          Not Applicable

          Item 6.         Ownership of More Than Five Percent on Behalf of
                          Another Person

                          Not Applicable

          Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                          Not Applicable

          Item 8. Identification and Classification of Members of the Group

                          Not Applicable

          Item 9.         Notice of Dissolution of Group

                          Not Applicable

          Item 10.        Certification

               By signing below I certify that, tot he best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   DATE:  February 14, 1997


                                   SIGNATURE:  /S/ Eric H. Paulson